GOLUB CAPITAL

We hope you and your loved ones are safe and healthy. We are writing to provide you with an update on Golub Capital BDC 3, Inc. ("we", "us", "our", "GBDC 3" or the "Company").

GBDC 3 will send its financial results for the fiscal quarter ended March 31, 2020 to stockholders via e-mail on May 15, 2020.

GBDC 3 will host an earnings conference call at 3:00 p.m. (Eastern Time) on Monday, May 18, 2020 to discuss its quarterly financial results. Following the overview of financial results, management will host a Q&A session. All interested stockholders may participate in the conference call by dialing (800) 954-0597 approximately 10-15 minutes prior to the call. Participants should reference Golub Capital BDC 3, Inc. when prompted. An archived replay of the call will be available shortly after the call until 5:00 p.m. (Eastern Time) on June 18, 2020. To hear the replay, please dial (800) 633-8284. International dialers, please dial +1 (402) 977-9140 to hear the replay. For all replays, please reference program ID number 21959833. Stockholder investment summaries will be provided to stockholders shortly after the earnings call.

In advance of the earnings call in mid-May, we wanted to provide preliminary guidance on our financial results given the disruptions in the capital markets and economic uncertainty caused by the COVID-19 pandemic. Set forth in the table below are certain preliminary estimates of our financial condition and results of operations for the three months ended March 31, 2020. These estimates are subject to the completion of financial closing procedures and are not a comprehensive statement of the Company's financial results for the three months ended March 31, 2020. Actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that financial quarterly results for the three months ended March 31, 2020 are finalized.

PRELIMINARY ESTIMATES OF CERTAIN FINANCIAL RESULTS

	Estimated to have Totaled between:			
Earnings Per Share	$	(1.44)	$	(1.19)
Net Investment Income Per Share				
Net investment income per share	$	0.31	$	0.35
Reversal of accrual for capital gain incentive fee[1]		(0.04)		(0.05)
Adjusted net investment income per share[1]	$	0.27	$	0.30
Net Realized/Unrealized Gain (Loss) Per Share				
Net realized/unrealized gain (loss) per share[2]	$	(1.75)	$	(1.54)
Net Asset Value per Share				
Net asset value per share	$	13.49	$	13.74

[1]As a supplement to U.S. generally accepted accounting principles ("GAAP") financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:

- **"Adjusted Net Investment Income Per Share"** – excludes the reversal of accrual for the capital gain incentive fee required under GAAP (including the portion of such accrual that is not payable under the Company's investment advisory agreement) from net investment income calculated in accordance with GAAP.

The Company believes excluding the reversal of accrual of the capital gain incentive fee in the above non-GAAP financial measures is useful as it includes the portion of such accrual that is not contractually payable under the terms of the Company's investment advisory agreement with GC Advisors.

[2] Excludes the impact of different share amounts as a result of calculating certain per share data based on weighted average shares outstanding during the period and certain per share data based on the shares outstanding as of the dividend record date. In accordance with GAAP, when preparing a net asset per share rollforward, any differences resulting from different share amounts are netted in net realized/unrealized gain (loss) per share.

For the three months ended March 31, 2020, the estimated net realized/unrealized loss per share of between $1.54 and $1.75 resulted from an increase in unrealized depreciation in respect of our portfolio company investments resulting from decreases in the fair value of some of our portfolio company investments primarily due to the immediate adverse economic effects of the COVID-19 pandemic, the continuing uncertainty surrounding its long- term impact and increases in the spread between the yields realized on risk-free and higher risk securities. As of March 31, 2020, we had no investments in non-accrual status, and we were in compliance with all of our covenants under our revolving credit facilities. These preliminary estimates have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary estimates, and, accordingly, does not express an opinion or any other form of assurance with respect thereto. FORWARD-LOOKING STATEMENTS This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward- looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC 3, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter. Investor Communications 312.205.5220 ic@golubcapital.com